Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND NINE-MONTH

PERIODS ENDED SEPTEMBER 30, 2016

MELVILLE, N.Y., November 9, 2016 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from continuing operations for the three and nine-month periods ended September 30, 2016. P&F Industries, Inc. is reporting third quarter 2016 revenue from continuing operations of $14,633,000, compared to $15,924,000, for the third quarter of 2015. For the nine-month period ended September 30, 2016, the Company’s revenue from continuing operations was $44,769,000, compared to $46,541,000, during the same period a year ago. The Company is reporting a loss from continuing operations before taxes of $393,000 and $8,462,000, for the three and nine-month periods ended September 30, 2016. Its year to date loss is resulting primarily from the non-cash impairment charge to goodwill and other intangible assets of $8,311,000, recorded during the second quarter of 2016. Income from continuing operations before income taxes were $776,000 and $2,274,000, respectively, for the same three and nine month periods in 2015.  The Company is reporting a net loss from continuing operations for the three and nine-month periods ended September 30, 2016 of $286,000, and $5,590,000, respectively, compared to net income from continuing operations during the same periods in 2015 of $505,000 and $1,510,000.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “While the overall results for the company are disappointing and show a loss, primarily due to certain factors impacting Hy-Tech’s results, I wish to give further insight into the numbers, and point out several details that provide a more encouraging outlook and why we are optimistic about our future. First, in the third quarter we increased our allowance for slow moving inventory at Hy-Tech by $427,000. This adjustment will be reassessed in future periods, to the extent the related products are consumed in the manufacturing process, or sold separately. Second, in September, we began shipping new products that utilize our extensive air tool motor manufacturing knowledge to new OEM markets and customers. We have additional multiple customer sponsored projects currently underway in areas we have not traditionally marketed to, that we believe could replace a portion of the revenue lost due to the energy industry downturn. These projects are targeted to evolve over the next several quarters, and we remain confident that they should strengthen and diversify our revenue base going forward. Third, we believe the downturn we have seen in the energy industry, based on the indices we monitor, appears to be stabilizing. As such, as the new sources of revenue we are developing begin to gain momentum, Hy-Tech’s total revenue should begin to improve.”

Mr. Horowitz continued, “Florida Pneumatic continued its strong performance, due primarily to the growth of its AIRCAT product line. We intend to continue to release additional AIRCAT products later this year and next. Further, our strategic plan is to move into other sectors of the automotive market, leveraging off of our strategic relationships with the industry's major distributors. Florida Pneumatic’s retail business is steady, and while its industrial/catalog sector has been impacted by the energy activity fall-off, this is not significant enough to dramatically slow its overall trajectory, as this sector represents a relatively small percentage of their revenue.”

Mr. Horowitz added, “On November, 1st, we closed on the sale of the Tampa building that was the headquarters of our former Nationwide subsidiary. After fees and expenses, we received approximately $3.5 million, which was used to eliminate substantially all of our bank debt. As the result of the execution of our business strategy, and our projected continuing positive cash flows, P&F is not expected to be a significant borrower until such time as when we have a need due to possible expansion through acquisition or otherwise, or for other strategic needs. Notwithstanding the non-cash charges we incurred during the three and nine month period, we believe that our financial position, cash flow and continuing implementation of our business strategy, should enable us to continue to pay our regular quarterly dividend for the reasonably foreseeable future.”

He concluded his remarks by stating, “We believe this is a time of positive transition for P&F. While selling Nationwide has reduced the size of our company, as part of our strategic plan, we are focused on expanding our position in the power tool and accessories market, and intend to grow the company from its current level, both organically and opportunistically through attractive and synergistic acquisitions.”

1

The Company will be reporting the following:

	Three months ended September 30,
			Increase (decrease)
	2016	2015	$	%
Tools
Florida Pneumatic	$11,702,000	$11,729,000	$(27,000)	(0.2)%
Hy-Tech	2,931,000	4,195,000	(1,264,000)	(30.1)

Consolidated	$14,633,000	$15,924,000	$(1,291,000)	(8.1)%

	Nine months ended September 30,
			Increase (decrease)
	2016	2015	$	%
Tools
Florida Pneumatic	$35,270,000	$33,986,000	$1,284,000	3.8%
Hy-Tech	9,499,000	12,555,000	(3,056,000)	(24.3)

Consolidated	$44,769,000	$46,541,000	$(1,772,000)	(3.8)%

Florida Pneumatic

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market; retail, industrial/catalog and the automotive market. It also generates revenue from its Berkley product line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended September 30,
	2016		2015		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$6,631,000	56.7%	$7,035,000	60.0%	$(404,000)	(5.7)%
Automotive	3,723,000	31.8	2,982,000	25.4	741,000	24.8
Industrial/catalog	1,115,000	9.5	1,412,000	12.0	(297,000)	(21.0)
Other	233,000	2.0	300,000	2.6	(67,000)	(22.3)
Total	$11,702,000	100.0%	$11,729,000	100.0%	$(27,000)	(0.2)%

	Nine months ended September 30,
	2016		2015		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$19,411,000	55.1%	$19,352,000	56.9%	$59,000	0.3%
Automotive	11,336,000	32.1	9,122,000	26.8	2,214,000	24.3
Industrial/catalog	3,843,000	10.9	4,679,000	13.8	(836,000)	(17.9)
Other	680,000	1.9	833,000	2.5	(153,000)	(18.4)
Total	$35,270,000	100.0%	$33,986,000	100.0%	$1,284,000	3.8%

Primary factors contributing to the 24.8% growth in Florida Pneumatic’s automotive revenue this quarter, compared to the same period in 2015, are the ongoing efforts to upgrade the lines with new innovative products, as well as expanding its marketing efforts both in the United States and in Europe. Additionally, UAT’s revenue is included in the Automotive sector. A portion of UAT’s revenue is derived from the sale of pneumatic air tools to customers that are located and operate in the North Sea region of Scotland, and whose businesses are in the oil and gas sector. This sector continues to feel the effects of the ongoing weakness in global oil and gas exploration. Further impacting our consolidated revenue this quarter was the negative effects of the “Brexit”, the portmanteau of “British” “Exit” from the European Union. We believe that Brexit was the key factor in the recent decline in the Great British Pound in the world currency. As a result, the average exchange rate that was applied when converting UAT’s local currency revenue into U.S. Dollars, for the three-month periods ended September 30, 2016 and 2015, declined, resulting in reduced UAT revenue reported in U.S. Dollars of approximately $118,000. As a result, UAT’s overall revenue declined this quarter compared to the same three months in 2015. We are currently developing a marketing strategy that is intended to enable UAT to expand its presence into other Western European countries; however, no specific timetable has been established for this expansion. The decline in Florida Pneumatic’s third quarter 2016 Retail revenue, compared to the third quarter of 2015, was due primarily to the timing of shipments to Sears, that occurred in the third quarter of 2015, that we believe could occur during the fourth quarter of 2016. This decline was partially offset by increased shipments to The Home Depot. We continue to encounter weaknesses in the Industrial/catalog market, with the decline this quarter compared to the same period a year ago, occurring most notably in the aerospace and oil and gas exploration/production channels. Additionally, contributing to the decline in our Industrial/catalog revenue was the fact that during the third quarter of 2015, we shipped special orders aggregating approximately $220,000, which did not reoccur this year.

2

When comparing the nine-month periods ended September 30, 2016 and 2015, the growth in the Automotive sector is the most significant component of Florida Pneumatic’s overall revenue improvement. This growth continues to be driven by the release of new, improved and enhanced products, broadening the product line offering, as well as expanded marketing efforts. Florida Pneumatic’s Industrial/catalog revenue remains sluggish, as the oil and gas sector, which is a component of this category remains, in our opinion, extremely constricted. Further, special order shipments declined $458,000, when comparing the nine-month periods ended September 30, 2016 and 2015, which also contributed to the decline in revenue.

Hy-Tech

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, including the ATSCO product line, as well as distributes a complementary line of sockets, which in the aggregate are referred to as “ATP”. Hy-Tech Machine also manufactures products primarily marketed to the mining, construction and industrial manufacturing sectors. These products along with gears, sprockets, splines, and hydraulic stoppers are aggregated as “Other”.

	Three months ended September 30,
	2016		2015		Decrease
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,515,000	85.8%	$3,551,000	84.6%	$(1,036,000)	(29.2)%
Other	416,000	14.2	644,000	15.4	(228,000)	(35.4)
Total	$2,931,000	100.0%	$4,195,000	100.0%	$(1,264,000)	(30.1)%

	Nine months ended September 30,
	2016		2015		Decrease
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$8,411,000	88.5%	$10,681,000	85.1%	$(2,270,000)	(21.3)%
Other	1,088,000	11.5	1,874,000	14.9	(786,000)	(41.9)
Total	$9,499,000	100.0%	$12,555,000	100.0%	$(3,056,000)	(24.3)%

The on-going weakness in the oil and gas exploration and extraction sector continues to be the primary factor contributing to the decline in Hy-Tech’s ATP third quarter of 2016 revenue, when compared to the same period in the prior year. This weakness continues to be a significant factor in the decline in demand of Hy-Tech’s pneumatic tools, spare/replacement parts and drilling motors. Evidencing this decline is the fact that according to information published by Baker Hughes Incorporated: (a) The average U.S. rig count for September 2016 was 509, down 339 from the 848 in September 2015; (b) The average Canadian rig count for September 2016 was 141, down 42 from the 183 counted in September 2015 and (c) The worldwide rig count for September 2016 was 1,584, down 587 from the 2,171 counted in September 2015. Further contributing to the decline in revenue is the fact that a former major customer of Hy-Tech is currently sourcing internally, certain impact wrenches and other products that it had formerly purchased from Hy-Tech. Additionally, a large customer that was acquired in the ATSCO acquisition has dramatically reduced purchases, which we believe is also the result of the weakness in the oil and gas exploration sector. We believe that purchases from this customer may not recover until the oil and gas exploration and extraction market recovers, if at all. The decline in Hy-Tech’s Other revenue was driven primarily due to weakness this quarter in specialty manufacturing for the mining, mine safety and railroad markets.

3

ATP’s revenue for the nine-month period ended September 30, 2016, declined, compared to the same period in 2015, due primarily to: i) on-going weakness in the oil and gas exploration and extraction and related services sector; ii) loss of revenue due to a customer’s decision to source certain products internally; iii) a major downturn in orders from a large customer, and iv) weakness in the other sectors in which Hy-Tech markets its products, such as mining, and railroad. We believe that should the oil and gas sector remain at or near current levels of exploration and extraction, it is likely that future periods may not reflect an increase over comparable prior periods for some time, even if trending upwards, chronologically. Significant factors contributing to the decline in Hy-Tech’s Other year to date revenue is a $240,000 order that shipped in the first quarter of 2015, not recurring thus far in 2016, and overall weakness in the specialty manufacturing for the mining, mine safety and railroad markets. To mitigate this sluggishness, Hy-Tech is continuing to pursue alternate markets and applications of its air tools and motors, as well as to utilize and emphasize its manufacturing expertise. We believe this course of action should generate new sources of revenue in late 2016 or early 2017; however, no assurance can be given that these efforts will be successful.

 Gross margins / profits

	Three months ended September 30,				Increase (decrease)
	2016		2015		Amount		%
Florida Pneumatic	$4,219,000		$4,007,000		$212,000		5.3%
As percent of respective revenue		36.1%		34.2%	1.9	%pts
Hy-Tech	$286,000		$1,623,000		$(1,337,000)		(82.4)
As percent of respective revenue		9.8%		38.7%	(28.9	)%pts
Total	$4,505,000		$5,630,000		$(1,125,000)		(20.0	) %
As percent of respective revenue		30.8%		35.4%	(4.6	)%pts

	Nine months ended September 30,				Increase (decrease)
	2016		2015		Amount		%
Florida Pneumatic	$13,070,000		$12,059,000		$1,011,000		8.4%
As percent of respective revenue		37.1%		35.5%	1.6	%pts
Hy-Tech	$1,956,000		$4,902,000		$(2,946,000)		(60.1)
As percent of respective revenue		20.6%		39.0%	(18.4	)%pts
Total	$15,026,000		$16,961,000		$(1,935,000)		(11.4	) %
As percent of respective revenue		33.6%		36.4%	(2.8	)%pts

Florida Pneumatic’s third quarter of 2016 gross margin improvement over the same period a year ago was driven primarily by improved product mix emanating from the growth of its Automotive revenue. Additionally, the foreign exchange rate of the U.S. Dollar to the Taiwan Dollar was more favorable than during the third quarter of 2015. Lastly, material costs are down slightly this quarter, compared to the same period a year ago. With respect to Hy-Tech’s third quarter gross margin, during the three-month period ended September 30, 2016, we increased Hy-Tech’s allowance for obsolete / slow moving inventory (“OSMI”). The primary reason for the additional OSMI reserve this quarter was due to the notification by a Hy-Tech vendor that it would not re-stock certain inventory items. In addition, the ongoing sluggish conditions in power generation and manufacturing caused a severe slowdown in Hy-Tech’s inventory turnover. The adjustment to OSMI was the key contributing factor in this quarter’s poor gross margin at Hy-Tech. Further, Hy-Tech’s gross margin this quarter is lower compared to the same period in 2015, due in part to lower overhead absorption, which in turn is due primarily to lower manufacturing activity, being driven by the ongoing weakness in the oil and gas sector and key customer declines.

The primary factors contributing to the increase in Florida Pneumatic’s gross margin for the nine months ended September 30, 2016, compared to the same period in the prior year include more favorable product mix, favorable foreign exchange and slightly lower cost of product. Hy-Tech’s gross margin during the nine-month period ended September 30, 2016, has been adversely affected by the effects of the ongoing downturn in the oil and gas sector, along with weakness in power generation and manufacturing sectors, important contributors to Hy-Tech’s revenue. This has caused Hy-Tech to further increase its OSMI. Additionally, Hy-Tech manufactures and sells a very low gross margin product line to a key ATSCO customer. We do not intend to continue to manufacture and market this product line after Hy-Tech has sold its remaining related inventory. It is possible that this decision may have an effect on Hy-Tech’s 2017 revenue; however it should improve its future overall gross margin.

4

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the third quarter of 2016, our SG&A was $4,915,000, or 33.6% of revenue, compared to $4,787,000, or 30.1% of revenue during the same three-month period in 2015. The increase was due in large part to the increase in Automotive revenue, which drives variable expenses. As such, variable expenses increased this quarter $82,000 compared to the same period in 2015. Our compensation expense, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits increased $74,000, and professional fees and related expenses increased $111,000 this quarter, compared to the same three-month period in 2015, due primarily to the Company’s mergers and acquisitions initiatives. Depreciation and amortization expenses declined $97,000, when comparing the third quarter of 2016 to the same period in 2015, due primarily to the reduction of intangible assets associated with the impairment of intangible assets during the second quarter of 2016.

During the nine months ended September 30, 2016, our SG&A was $15,088,000, or 33.7% of revenue, compared to $14,834,000, or 31.9% of revenue during the same nine-month period in 2015. A significant component of this change is due to an increase in incremental variable costs and expenses, which increased by $377,000, compared to the same period in the prior year. This increase is due in large part to the increase in the Automotive revenue of $2.2 million. Additionally, when comparing the nine-month periods ended September 30, 2016 and 2015, total compensation, increased $80,000. Partially offsetting the above increases were reductions in professional fees and related expenses of $75,000, depreciation and amortization expenses of $119,000, and lower stock-based compensation of $45,000.

 Impairment of goodwill and other intangible assets

During the second quarter of 2016, we determined that an interim impairment analysis of the goodwill recorded in connection with Hy-Tech and ATSCO was necessary based upon consideration of a number of factors, which included: i) continued weakness in oil and gas exploration and extraction; ii) the recent loss of a major portion of revenue from one of its larger customers; and iii) recent significant reductions/guidance of forecasted purchases from the largest customer acquired in the ATSCO acquisition. As a result of the aforementioned, it was determined that Hy-Tech’s short and long-term projections indicated an inability to generate sufficient discounted future cash flows to support the recorded amounts of goodwill, other intangible assets and other long-lived assets necessitating the impairment charge. As a result, in accordance with current accounting literature, we recorded an impairment charge of $8,311,000 relating to goodwill and other intangible assets during the second quarter of 2016. Should market conditions in the sectors in which Hy-Tech operates worsen, we could incur additional impairment charges in future periods.

Other (income) expense – net

The table below provides an analysis of our Other (income) expense-net from continuing operations for the three and nine-month periods ended September 30, 2016 and 2015:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Lease income-net	$(43,000)	$(37,000)	$(75,000)	$(108,000)
Fair value adjustment to contingent consideration -UAT	—	75,000	—	(126,000)
Total	$(43,000)	$38,000	$(75,000)	$(234,000)

Lease income-net is income and related expenses incurred in connection with the lease discussed in Consolidated Financial Statements. The Fair value adjustment to contingent consideration – UAT reflect the adjustments relating to the carrying value of the additional consideration due to the sellers of UAT settled in 2015.

5

Interest

	Three months ended September 30,		Increase (decrease)
	2016	2015	Amount	%
Interest expense attributable to:
Short-term borrowings	$15,000	$—	$15,000	NA %
Term loans, including Capital Expenditure Term Loans	1,000	3,000	(2,000)	(66.7)
Amortization expense of debt financing costs	10,000	26,000	(16,000)	(61.5)

Total	$26,000	$29,000	$(3,000)	(10.3)%

	Nine months ended September 30,		Increase (decrease)
	2016	2015	Amount	%
Interest expense attributable to:
Short-term borrowings	$41,000	$—	$41,000	NA %
Term loans, including Capital Expenditure Term Loans	5,000	4,000	1,000	25.0%
Amortization expense of debt financing costs	118,000	83,000	35,000	42.2%

Total	$164,000	$87,000	$77,000	88.5%

In accordance with current accounting guidance we have reported our short-term and term loan interest expense incurred during the three and nine-month periods ended September 30, 2015 of $144,000 and $479,000, respectively, and for the period January 1, 2016 through the Closing Date of $60,000, which was the effective date of sale of Nationwide, in Discontinued operations. Additionally, the $18.7 million cash received from the sale of Nationwide, significantly reduced or eliminated the term loans that were included in the Credit Agreement. As a result, we wrote down the deferred financing costs associated with the repayment of those term loans. As such, $80,000 is included in amortization expense of debt financing costs in our interest expense for the nine-month period ended September 30, 2016.

Primarily the result of the cash received from the sale of Nationwide, our average balance of short-term borrowings during the three-month period ended September 30, 2016, was $2,585,000, compared to $13,550,000 during the three-month period ended September 30, 2015. The average balance of our short-term borrowings during the nine-month period ended September 30, 2016, was $3,593,000, compared to $14,807,000 during the nine-month period ended September 30, 2015.

Income taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit applicable to continuing operations, on a year-to-date basis, and may change in subsequent interim periods. As a result, our effective tax rate applicable to continuing operations for the three and nine-months ended September 30, 2016 was 27.2% and 33.9%, respectively. For the same periods in 2015 our effective tax rate applicable to continuing operations were 34.9% and 33.6%, respectively. The Company’s effective tax rates for both periods were affected primarily by state taxes and non-deductible expenses.

Discontinued operations / Subsequent event

We recognized a gain of $12,185,000, on the sale of Nationwide during the three-month period ended March 31, 2016, which represents the difference between the adjusted net purchase price and the carrying book value of Nationwide. During the three-month period ended June 30, 2016 we incurred an additional $14,000 in expenses related to the sale. For income tax purposes, our tax basis in Nationwide was greater than the net proceeds, thus resulting in a tax loss. This tax loss may only be applied against future capital gain transactions.  During the three-month period ended March 31, 2016 we recorded a tax benefit of $141,000, net of a valuation allowance against the gain on sale.  Subsequent to September 30, 2016, Countrywide completed the sale of the Tampa, Florida real property, which is treated as a capital gain transaction for tax purposes.  As a result, during the three-month period ended September 30, 2016, we removed the valuation allowance initially recorded against the tax loss, resulting in an additional $187,000 tax benefit recorded against the gain on sale.

6

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, November 9, 2016, at 11:00 A.M., Eastern Time, to discuss its results for three and nine-month periods ended September 30, 2016. Investors and other interested parties who wish to listen to or participate can call 800-505-9573. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 10, 2016.

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

Forward Looking Statements. Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this press release and those contained in the comments of management, including those related to the Company's future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, those relating to the strength of the markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s exposure to fluctuations in energy prices, the Company’s ability to maintain mutually beneficial relationships with key customers, acquisitions of businesses, and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

7

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	September 30, 2016	December 31, 2015
	(Unaudited)	(Unaudited)
Assets
Cash	$941	$927
Accounts receivable - net	10,581	8,477
Inventories	20,322	19,783
Prepaid expenses and other current assets	2,974	1,032
Assets held for sale – net of accumulated depreciation	1,780	---
Assets of discontinued operations	---	8,435

Total current assets	36,598	38,654

Net property and equipment	7,312	9,472
Goodwill	4,786	10,154
Other intangible assets - net	7,239	11,098
Deferred income taxes - net	1,006	---
Other assets – net	136	234
Total assets	$57,077	$69,612

Liabilities and Shareholders’ Equity
Short-term borrowings	$1,449	$9,623
Accounts payable	4,064	2,791
Accrued compensation and benefits	1,502	1,718
Accrued other liabilities	1,932	1,666
Current maturities of long-term debt	17	491
Liabilities of discontinued operations	---	1,342

Total current liabilities	8,964	17,631

Long-term debt, less current maturities	87	5,936
Deferred tax liability - net	---	2,175
Other liabilities	214	228

Total liabilities	9,265	25,970

Total shareholders' equity	47,812	43,642

Total liabilities and shareholders' equity	$57,077	$69,612

8

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME  (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2016	2015	2016	2015

Net revenue	$14,633	$15,924	$44,769	$46,541
Cost of sales	10,128	10,294	29,743	29,580
Gross profit	4,505	5,630	15,026	16,961
Selling, general and administrative expenses	4,915	4,787	15,088	14,834
Impairment of goodwill and other intangible assets	---	---	8,311	---
Operating (loss) income	(410)	843	(8,373)	2,127
Other (income) expense -net	(43)	38	(75)	(234)
Interest expense	26	29	164	87
(Loss) income from continuing operations before income taxes	(393)	776	(8,462)	2,274
Income tax (benefit) expense	(107)	271	(2,872)	764
(Loss) income from continuing operations	(286)	505	(5,590)	1,510

Net income from discontinued operations, net of tax of $-0- and $38, for the three and nine-month periods ended September 30, 2016, and $334 and $946 for the three and nine months ended September 30, 2015.	---	545	72	1,633
Gain on sale of discontinued operations, net of tax benefits of $187 and $328 for the three and nine-month periods ended September 30, 2016	187	---	12,358	---
Net income from discontinued operations, net of tax	187	545	12,430	1,633
Net (loss) income	$(99)	$1,050	$6,840	$3,143

P&F INDUSTRIES INC. AND SUBSIDIARIES

(LOSS) EARNINGS PER SHARE (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Basic (loss) earnings per share
Continuing operations	$(0.08)	$0.14	$(1.55)	$0.42
Discontinued operations	0.05	0.15	3.45	0.45
Net (loss) income	$(0.03)	$0.29	$1.90	$0.87

Diluted (loss) earnings per share
Continuing operations	$(0.08)	$0.13	$(1.55)	$0.40
Discontinued operations	0.05	0.15	3.45	0.44
Net (loss) income	$(0.03)	$0.28	$1.90	$0.84

9

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDIA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, IMPAIRMENT CHARGE AND AMORIZATION FROM CONTINUING OPERATIONS

(Unaudited)

(In Thousands $)	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2016	2015	2016	2015
Net (loss) income from continuing operations	$(286)	$505	$(5,590)	$1,510
Add:
Impairment of Goodwill and other intangible assets	---	---	8,311	---
Depreciation and amortization	621	696	2,030	2,083
Interest expense	26	29	164	87
(Benefit) provision for income taxes	(107)	271	(2,872)	764

EBITDIA (1)	$254	$1,501	$2,043	$4,444

(1)	The Company discloses a tabular comparison of EBITDIA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDIA provides greater insight into the Company’s results of operations for the periods presented. EBITDIA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

### End ###

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